EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-79559) pertaining to the Borders Group, Inc. Management Stock Purchase Plan, Borders Group,Inc. Stock Option Plan, Borders Group, Inc. Employee Stock Purchase Plan, Borders Group, Inc. Director Stock Plan, Borders Group, Inc. Savings Plan,and Borders Group, Inc. Savings Plan for Employees Working in Puerto Rico of our report dated June 20, 2003, with respect to the financial statements and schedule of Borders Group, Inc. Savings Plan, included in this Annual Report (Form 11-K) for the year ended December 31, 2002.

/s/ Ernst & Young LLP

Detroit, Michigan
June 26, 2003